UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 19, 2021

THE MOSAIC COMPANY
(Exact name of registrant as specified in its charter)

DE	001-32327	20-1026454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 East Kennedy Blvd.		33602
Suite 2500
Tampa,	FL
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (800) 918-8270
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MOS	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.
On August 19, 2021 (the “Effective Date”), The Mosaic Company (“Mosaic,” and Mosaic and its subsidiaries, individually or in any combination, the “Company”) entered into an unsecured committed revolving credit facility with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and certain other lenders as described in Item 2.03 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On the Effective Date, Mosaic entered into an unsecured committed revolving credit facility with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, the other L/C Issuers party thereto, and certain other lenders party thereto (the “Mosaic Credit Facility”). The Mosaic Credit Facility consists of a revolving credit facility of up to $2.5 billion (the “Revolving Credit Facility”) that is available for revolving credit loans, swing line loans of up to $75 million and letters of credit of up to $150 million. Proceeds of borrowings may be used for working capital, capital expenditures, dividends, share repurchases, acquisitions and other lawful corporate purposes.
The Mosaic Credit Facility replaces a prior unsecured credit facility, the Second Amended and Restated Credit Agreement entered into on November 16, 2016, as further amended by that certain First Amendment to the Second Amended and Restated Credit Agreement, Extension Agreement and Increase Agreement, dated July 24, 2020, among Mosaic, Wells Fargo Bank, National Association, as Administrative Agent, and certain other lenders (the “Prior Credit Facility”), that consisted of a revolving facility of up to $2.2 billion, swing line loans of up to $75 million and letters of credit of up to $150 million. Letters of credit outstanding under the Prior Credit Facility in the amount of approximately $11.8 million became letters of credit under the Mosaic Credit Facility and utilize a portion of the amount available for revolving loans under the Mosaic Credit Facility. Other than letters of credit, no borrowings had been made under the Prior Credit Facility. As of the date hereof, no borrowings are outstanding under the Mosaic Credit Facility, and the net amount available for borrowing is approximately $2.49 billion. Unused commitment fees under the Mosaic Credit Facility currently accrue at an annual rate of 0.15%.
The maturity date of the Mosaic Credit Facility is August 19, 2026. Mosaic may prepay outstanding Revolving Credit Facility loans at any time and from time to time, without premium or penalty, but subject to payment of customary breakage costs arising from payments prior to the end of LIBOR interest periods.
Compared to the Prior Credit Facility, the Mosaic Credit Facility:
•increases the amount available under the Revolving Credit Facility to $2.5 billion;
•reduces the rates applicable to Revolving Credit Facility unused commitment fees; and
•provides the Company with additional flexibility under other restrictive covenants.
The Mosaic Credit Facility has cross-default provisions that, in general, provide that a failure to pay principal or interest under any one item of other indebtedness in excess of $100 million, or breach or default under such indebtedness that permits the holders thereof to accelerate the maturity thereof, will result in a cross-default.
The Mosaic Credit Facility requires the Company to maintain certain financial ratios, including a ratio of Consolidated Indebtedness to Consolidated Capitalization (as defined in the Mosaic Credit Facility) of no greater than 0.65 to 1.0 (increased to 0.70 to 1.0 for four quarters following certain acquisitions), as well as a minimum Interest Coverage Ratio (as defined in the Mosaic Credit Facility) of not less than 3.0 to 1.0.
The Mosaic Credit Facility also contains other events of default and covenants that limit various matters. These include limitations on indebtedness, liens, certain mergers, certain sales of assets and other matters customary for credit facilities of this nature.
Certain of the lenders party to the Mosaic Credit Facility and/or their respective affiliates have had and may in the future have various relationships with the Company involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking, letters of credit, and trustee and leasing services, for which the lenders or affiliates have received and may in the future receive customary compensation. In addition, the Company has entered in the past and may in the future enter into interest rate, foreign exchange and other derivative arrangements with some of the lenders party to the Mosaic Credit Facility and/or their respective affiliates.
The foregoing description of the Mosaic Credit Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the Mosaic Credit Facility, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.
The material in Item 2.03 of this report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

4.i
Credit Agreement, dated as of August 19, 2021, among The Mosaic Company, Bank of America, N.A., as administrative agent, Swing Line Lender and an L/C Issuer, and the lenders and other L/C Issuers party thereto

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: August 23, 2021	By:	/s/ Mark J. Isaacson
	Name:	Mark J. Isaacson
	Title:	Senior Vice President, General Counsel
and Corporate Secretary